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                                                                 Exhibit 10.6(c)

                              EMPLOYMENT AGREEMENT


         This Agreement, effective as of May 24, 1999, is entered into by and between Applied Graphics Technologies, Inc., a Delaware corporation ("AGT"), and Derek Ashley, (hereinafter referred to as the "Employee"), an individual presently residing at 41 Parkgate Crescent, Hadley Wood, Hertfordshire, England EN40NW. In consideration of the mutual covenants set forth herein, the parties agree as follows:

1. Employment Term. Subject to the further terms and conditions of this Agreement, AGT shall employ Employee as Vice Chairman and Chief Operating Officer for the period beginning on May 24, 1999 (the "Commencement Date") and ending on May 23, 2001 (the "Term"). This Agreement will be automatically renewed for an additional twelve month period, unless either party provides notice no less than 180 days prior to the expiration of the Term that it does not want to extend this Agreement for said twelve month period.

2.       Board of Directors.

         As soon as practicable after AGT's 1999 annual shareholders meeting, which is currently scheduled to be held on June 3, 1999, the Employee will be appointed to serve as a member of AGT's Board of Directors.

3.       Compensation.

         (a) AGT will pay Employee a salary at the rate of Four Hundred Thousand dollars ($400,000) per annum.

         (b) With respect to each of the two successive twelve month periods during the Term, Employee shall be eligible for a cash bonus at the end of said period in an amount, if any, to be
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determined in the sole discretion of AGT, provided, however, that the bonus for the first twelve month period shall be no less than One Hundred Thousand dollars ($100,000).

         (c) In addition to the bonus set forth in subparagraph 3(b) above, the Employee will receive a bonus of $400,000 payable on or around June 4, 1999.

         (d)     The salary and bonus referred to in subparagraphs (a), (b) and
(c) above represent all of Employee's cash compensation, and accordingly, Employee shall not be entitled to any overtime, weekend or holiday compensation. All payments made pursuant to this Agreement shall be less applicable withholdings and deductions.

         (e) Employee shall receive those insurance, retirement and other benefits generally provided to AGT's other senior executives of similar rank and tenure from time to time.

         (f) Employee shall be reimbursed for all reasonable travel and entertainment expenses incurred in the furtherance of AGT's business, upon submission by Employee of reasonable documentation in accordance with AGT's policies as are in effect from time to time.

         (g) Employee shall be reimbursed for the Business class airfare for not more than two trips per annum between New York and London for each of Employee, his wife and children.

         (h)     AGT shall provide Employee with the use of a car.

         (i) AGT shall, at its option, either arrange with its regular attorneys or accountants for competent advice to be provided to Employee concerning his tax position and Permanent Residency status or reimburse Employee for the reasonable expenses of obtaining this advice on his own.
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4.       Relocation.  Employee agrees that no later than 120 days after the
Commencement Date, he will relocate his primary residence to within commuting distance of AGT's corporate headquarters presently located in New York City. The Company agrees to reimburse Employee for reasonable expenses relating to relocating his primary residence to the New York metropolitan area, provided, however, that such expenses shall not include fees and expenses relating to purchasing or selling a residence.

5. Duties. During the Term, Employee agrees to fulfill the duties of Vice Chairman and Chief Operating Officer, as such duties are defined by AGT's Board of Directors or Chief Executive Officer. Employee shall report to the Chief Executive Officer of AGT, and shall devote all of his business efforts to the performance of his duties as Vice Chairman and Chief Operating Officer, and shall do so to the best of his abilities. It is expected that Employee will work in the Company's corporate headquarters presently located in New York City, unless otherwise assigned by the Chief Executive Officer, and will travel both in the United States and abroad as necessary and appropriate to fulfill his duties.

6. Vacation. Employee shall be entitled to four (4) weeks vacation during each year of the Term, to be taken consistent with AGT's policies as are in effect from time to time.

7.       Termination.

         (a) This Agreement shall terminate prior to the expiration hereof in the event of Employee's death, permanent disability, or discharge for cause. "Cause" shall mean (i) indictment for, conviction of or pleas of guilty or nolo contendre to any felony or business-related misdemeanor; (ii) theft, fraud or embezzlement; (iii) excessive absenteeism not related to illness; (iv) the intentional failure to perform assigned duties; (v) an act of gross neglect or gross misconduct; (vi) a material breach of any of the provisions of this Agreement; (vii) the commission of any other action with the intent to harm or injure AGT, its parents, subsidiaries or affiliates; or (viii) habitual drug or alcohol abuse. In the event that AGT terminates Employee for Cause, Employee shall be entitled to compensation earned up to the date of termination, but no other
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compensation, and AGT reserves the right to seek appropriate relief for whatever damage may have resulted from that "Cause". Accordingly, without limiting the foregoing, if the Employee is terminated for Cause he is not entitled to receive any further payments or benefits pursuant to Paragraphs 3(a), 3(b), 3(e), 3(g) or 3(h) above. "Permanent disability" shall mean a physical or mental illness, disability or disfigurement which renders Employee incapable of performing his normal services hereunder for a continuous period of 8 weeks, or an aggregate of 16 weeks during any 52 week period. In the event Employee is disabled for less than such 8 or 16 weeks, respectively, Employee shall nonetheless be entitled to full compensation during such period. In the event of Employee's permanent disability or death, Employee shall be entitled to receive his salary and benefits pursuant to Paragraph 3 herein until the effective date of his termination, and the Company shall have no further obligation to the Employee pursuant to this Agreement, including but not limited to Paragraphs 3(a), 3(b), 3(e), 3(g) or 3(h) above.

         (b) AGT shall be entitled to terminate this Agreement at any time during the Term without Cause (as defined above). However, in the event AGT exercises its rights under this Paragraph 7(b), AGT's sole obligation pursuant to this Agreement shall be (i) to continue to pay Employee's salary under Paragraph 3(a) and provide medical benefits under Paragraph 3(e) for the shorter of (A) the remainder of the Term or (B) six months and (ii) to pay the bonus, if any, provided for in Paragraph 3(b); provided however that Employee shall make a good faith effort to find other employment and any amounts due under this clause shall be offset by any compensation (including without limitation benefits) earned or received by Employee from other persons or entities with respect to any services performed by him during the remainder of said Term.

         (c) Amounts payable to Employee pursuant to this Paragraph 7 shall be paid in accordance with AGT's usual payroll practices.

8. Noncompetition, Nonsolicitation and Confidentiality. As a material inducement to AGT to employ him, Employee agrees to execute the Noncompetition, Nonsolicitation and Confidentiality Agreement attached hereto as Exhibit A, the terms of which are incorporated herein by reference.
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9.       Absence of Restrictions.  Employee represents and warrants that he is not a party to any agreement or contract pursuant to which there is any restriction or limitation upon him entering into this Agreement or performing the duties called for by this Agreement.

10. Options. Employee shall be granted options to purchase 300,000 shares of AGT's common stock at the greater of $12 per share or the fair market value of such shares on the Commencement Date. On each of the first, second, third, fourth and fifth anniversaries of the Commencement Date, if Employee is still employed by AGT, 20% of such options shall vest. Such options will be subject to the other terms and conditions set forth in AGT's customary Stock Option Agreement and as are established by the Compensation Committee of the Board of Directors from time to time.

11. Notices. All notices, consents and other communications required or permitted to be given hereunder shall be in writing and delivered personally or sent by certified or registered mail, postage prepaid, as follows:

         (a) if to Employee, to: Derek Ashley, 41 Parkgate Crescent, Hadley Wood, Hertfordshire, England EN40NW, with a copy to the Employee at 450 West 33rd Street, New York, New York 10001-2681.

         (b) if to AGT, to: Fred Drasner, 450 West 33rd Street, New York, NY 10001-2681, with a copy to Martin D. Krall at the same address.

         Any notice so given shall be deemed received when delivered personally, or, if mailed, three days after it is deposited, postage prepaid, by certified mail, in the United States mail. Either party may change the address to which notices are to be sent by giving written notice of such change of address to the other party in the manner herein provided for giving notice.
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12.      General.

         (a) Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be subject to resolution in the state or federal courts in New York and shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in New York without giving effect to principles of conflicts of laws thereof.

         (b) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         (c) This Agreement sets forth the entire agreement and understanding of the parties hereto concerning the subject matter hereof, and supersedes all prior agreements, arrangements and understandings between the parties hereto.

         (d) AGT may assign its rights and obligations under this Agreement to any successor thereto or to any corporation or other entity controlled, or under common control with AGT or any of its affiliates. This Agreement is personal to Employee, and neither this Agreement nor any of Employee's rights or obligations hereunder may be assigned, pledged or encumbered by him, without the prior written approval of AGT.

         (e) This Agreement may be amended, modified, superseded or canceled, and the terms or covenants hereof may be waived, only by a written instrument executed by both parties hereto, or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or
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otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach or a waiver of the breach of any other term or covenant in this Agreement.

         (f) In the event that any one or more of the provisions of this Agreement shall be determined to be invalid or unenforceable in any respect, the validity and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

         (g) This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall be deemed to be one and the same instrument.

         (h) Except with regard to Employee's obligations under the Noncompetition, Nonsolicitation and Confidentiality Agreement attached hereto as Exhibit A, this Agreement shall be of no further force and effect and AGT shall have no further obligations hereunder after the expiration or termination of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date shown above.

                         Applied Graphics Technologies, Inc.

                         By
                              ------------------------------------


                              ------------------------------------
                                         Derek Ashley
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                                  EXHIBIT A

                        Noncompetition, Nonsolicitation
                         and Confidentiality Agreement

In consideration for the agreement of Applied Graphics Technologies, Inc., ("AGT") to employ Derek Ashley ("Employee") as Vice Chairman and COO, (the "Employment Agreement") Employee hereby agrees as follows:

1. In this Agreement, the term AGT includes Applied Graphics Technologies, Inc., as well as all of its parents, subsidiaries and affiliates.

2. Employee acknowledges that he will be furnished, or may otherwise receive or have access to, private information which relates to AGT's past, present or anticipated customer lists or other compilations for marketing or development, or which relates to administrative, management, financial, marketing, sales or manufacturing activities of AGT and that such information is not easily accessible from public sources. All such information, including any materials or documents containing such information, shall be considered by AGT and Employee as proprietary and confidential ("Proprietary Information").

3. Both during and forever after the term of the Employment Agreement, Employee agrees to preserve and protect the confidentiality of the Proprietary Information and all physical forms thereof, whether disclosed to him before this Agreement is signed or afterward. In addition, Employee shall not (i) disclose or disseminate the Proprietary Information to any third party, including employees of AGT, without a need to know, (ii) remove Proprietary Information from AGT's premises without valid business purpose, or (iii) use Proprietary Information for his own benefit or for the benefit of any third party.

4. Employee acknowledges and agrees that all Proprietary Information used or generated during the course of working for AGT is the property of AGT. Employee agrees to deliver to AGT all documents and other tangibles (including diskettes and other storage media) containing Proprietary Information, including all copies of such documents or tangibles, immediately upon notice of the termination of his employment with AGT.

5. While working for AGT and for one year following termination of his employment from AGT for any reason, Employee will not attempt, either directly or indirectly, to solicit, induce, entice or attempt to influence any employee of AGT to leave AGT's employ or directly or indirectly hire or cause any other entity to hire any person who has been an AGT employee in the 12 months preceding the contact.

6.       Noncompetition

         a. Employee acknowledges that his agreement to forego competition with AGT was a material inducement to AGT to employ him. Employee also acknowledges that he will acquire much Proprietary Information concerning AGT's financial status, current and future marketing and advertising strategies, pricing, and other confidential information as the result of his employment and that such information is not easily accessible from other sources. Employee further acknowledges that the businesses in which AGT engages, including but not limited to pre-press and digital archiving are very competitive; that competition by him in those businesses during his employment, or after his employment terminates, would severely injure AGT; and that his agreements herein are demonstrably necessary to protect those legitimate interests.


         b. During the term of his employment with AGT, Employee (i) will devote all his professional and business time and effort to and give undivided loyalty to AGT and (ii) will not engage in any way whatsoever, directly or indirectly, in any business that is competitive with AGT, nor directly or indirectly solicit or in any other manner work for or assist any business which is competitive with AGT.
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         c.      The "Restricted Period" shall mean the period beginning on the
Commencement Date of the Employment Agreement and ending on the later of the second anniversary thereof or six months after Employee's employment is terminated. Notwithstanding the foregoing, the Restricted Period shall terminate immediately if the Employee's employment is terminated pursuant to Paragraph 7(b) of the Employment Agreement. During the Restricted Period, Employee shall not, whether alone or in association with any other person, directly or indirectly (i) engage in any business in the Specified Areas that is competitive with any aspect of the business that is being conducted or planned by AGT at the time Employee's employment with AGT terminates; or (ii) have any interest or association (including, without limitation, as a shareholder, partner, director, officer, employee, consultant, sales representative, supplier, distributor, agent or lender) in or with any person engaged in a business in the Specified Areas that Employee is prohibited from engaging in pursuant to clause (i) above; provided however, that the foregoing shall not prohibit Employee from owning securities of any publicly traded company that is engaged in any such business as long as Employee does not own at any time 5% or more of any class of the equity securities of such company.

For purposes of the foregoing, the "Specified Areas" means each state or country in which AGT makes any sales or performs any services during the 12 month period preceding the date on which Employee's employment with AGT terminates.
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         d.      If any provision of this Agreement is determined by a court to be overly broad thereby making the provision unenforceable, Employee agrees that such court shall substitute a reasonable, judicially enforceable limitation in place of the invalid part of the provision and that as so modified the provision shall be as fully enforceable as if set forth herein in the modified form. If it is not possible to restate the provision in a valid or legal manner, then that invalid or illegal portion shall be deemed not a part of the Agreement and the remaining provisions shall remain in full force and effect.


7.       Employee acknowledges and agrees that:

         a. (i) his contractual obligations under paragraphs 3, 4, 5, and 6 hereof have a unique and very substantial value to AGT, (ii) he has sufficient assets and other skills to provide a reasonable livelihood for himself while such paragraphs are in force, and (iii) he is subject to immediate dismissal by AGT for any breach of those provisions and that such dismissal shall not relieve him from his continuing obligations under this Agreement or from the imposition by a court of any judicial remedies, such as money damages or equitable enforcement of those provisions.

         b. the terms and provisions of this Agreement are applicable to all information and materials developed for, received from or any advice provided to, AGT prior to or after the signing of this Agreement; and

         c. the termination of his employment with AGT for any reason, shall not relieve him from complying with the undertakings and agreements contained herein, which call for performance prior or subsequent to the termination date, including, but not limited to those undertakings and agreements set forth in paragraphs 3, 4, 5 and 6 hereof.

         d. in the event of his breach of any of the undertakings or agreements set forth in paragraphs 3, 4, 5, and 6 of this Agreement, AGT shall have the right to obtain an injunction or decree of specific performance from any court of competent jurisdiction to restrain him from violating such undertakings or agreements or to compel him to perform such undertakings or agreements. Nothing herein contained shall in any way limit or exclude any and all other rights granted by law or equity to AGT.

8. No act or failure to act by AGT will waive any right contained herein. Any waiver by AGT must be in writing and signed by the Chairman of AGT to be effective.

9. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a court or other authority with jurisdiction over the parties to this Agreement, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the remainder of this Agreement shall remain in full force and effect. If it is not possible to restate the provision in a valid or legal manner, then that invalid or illegal portion shall be deemed not a part of the Agreement and the remaining provisions shall remain in full force and effect.

10. This Agreement shall be construed according to its terms and not strictly for or against either party.

11. This Agreement shall be governed by the laws of the State of New York without regard to its conflicts of laws provisions.

12. All remedies provided herein are cumulative and in addition to all other remedies which may be available at law or in equity.
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13.      This Agreement shall be binding on both parties successors, heirs and assigns.


Employee:                                   Applied Graphics Technologies, Inc.:


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Derek Ashley
                                               By:
                                                   -------------------------

                                               Title:
                                                      ----------------------

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Date                                        Date